UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 29, 2014
(Date of earliest event reported)

  Gas Natural Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio (Address of principal executive offices)	44114 (Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

8500 Station Street, Suite 100, Mentor, Ohio, 44060
(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company recently announced that Jed Henthorne will serve as the Corporate Controller effective as of December 29, 2014, pursuant to an employment agreement described below.

Mr. Henthorne, 54, has been employed by Energy West since 1988 and has served in professional and management capacities related to customer service, information technology and accounting. Most recently, he was appointed vice president of administration in September 2006. Mr. Henthorne also serves as the vice president and chief financial officer of the Company’s subsidiary, Energy West, Incorporated.

On December 29, 2014, Mr. Henthorne entered into an employment agreement with the Company in connection with his appointment as Corporate Controller. Mr. Henthorne will receive an initial annual base salary of $170,000.00 which will be eligible for upward adjustments subject to an annual review and approval by the Board. During the employment period, Mr. Henthorne will be eligible to (i) participate in all savings, retirement and welfare plans applicable generally to employees and/or senior executive officers of the Company, (ii) receive grants of stock options under the Company’s plans, under such terms and conditions as the board of directors may determine in its discretion, (iii) receive reimbursement for business related expenses incurred by Mr. Henthorne in the performance of his duties, and (iv) receive fringe benefits in accordance with the policies of the Company.

Mr. Henthorne’s employment with the Company may be terminated at any time by the Company, with or without Cause (as defined in the employment agreement), and by Mr. Henthorne at any time upon advance written notice to the Company. The employment relationship will be automatically severed in the case of Mr. Henthorne’s death or disability.

Under the agreement, if the employment relationship is terminated by the Company for Cause or by Mr. Henthorne, no severance compensation will be due to Mr. Henthorne. If, however, the Company terminates Mr. Henthorne without Cause, Mr. Henthorne shall be entitled to severance compensation in an amount equal to his annual base salary then in effect in equal installments on the Company’s regular pay days during the one-year period following the termination.

Under the agreement, if the employment relationship is terminated by the Company without cause or by Mr. Henthorne with Good Reason (as defined in the employment agreement), within six (6) months of a Change in Control (as defined in the employment agreement), Mr. Henthorne will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, (ii) the performance-based bonus in effect at the time, and (iii) Mr. Henthorne’s existing health care coverage under COBRA, less Mr. Henthorne’s contribution, for a period of twenty-four (24) months.

Under the agreement, Mr. Henthorne is also (i) prohibited from disclosing the Company’s confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with the Company and (iii) during the term of the agreement and for a period of two years following the termination of employment with the Company, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of the Company.

The foregoing description of Mr. Henthorne’s employment agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the agreement which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

The Company also entered into an amended employment agreement with the Company’s Chief Financial Officer, James E. Sprague, in order to make Mr. Sprague’s employment agreement consistent with existing agreements between the Company and its executive officers. The amendment provides Mr. Sprague with severance compensation upon a Change in Control (as defined in the amendment to the employment agreement).

Under the agreement, if the employment relationship is terminated by the Company without cause or by Mr. Sprague with Good Reason (as defined in the amendment to the employment agreement), within six (6) months of a Change in Control (as defined in the amendment to the employment agreement), Mr. Sprague will be entitled to severance compensation (i) in an amount equal to three times his annual base salary in effect at the time, (ii) the performance-based bonus in effect at the time, and (iii) Mr. Sprague’s existing health care coverage under COBRA, less Mr. Sprague’s contribution, for a period of twenty-four (24) months.

The foregoing description of Mr. Sprague’s amended employment agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the amendment to the agreement which is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated December 29, 2014, between Gas Natural Inc. and Jed Henthorne.

10.2	Amendment to Employment Agreement dated December 29, 2014, between Gas Natural Inc. and James E. Sprague.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

	By:	/s/ James E. Sprague
	Name:	James E. Sprague
	Title:	Chief Financial Officer

Dated: January 2, 2015